Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Epicor Software Corporation’s Registration Statements Nos. 333-97063, 333-06419, 333-41321, 333-67841, 333-85105, 333-107738 and 333-127163 on Form S-8, Registration Statement Nos. 333-38105, 333-46395 and 333-104277 on Form S-3 and Registration Statement No. 333-114475 on Form S-4 of our report dated December 2, 2005 relating to the financial statements of CRS Retail Technology Group, Inc. and subsidiaries for the years ended December 31, 2004 and 2003 appearing in this Current Report on Form 8-K/A of Epicor Software Corporation.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 21, 2006